THE JAMES ADVANTAGE FUNDS AMENDMENT NO. 4

                       AGREEMENT AND DECLARATION OF TRUST

     1. Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust of The James Advantage Funds and effective upon execution of this document, the undersigned, being a majority of the trustees of The James Advantage Funds, hereby; (a) establish one new series of shares of the Trust and designate such series "The James Large Cap Plus Fund" (the "Series"); and (b) establish three new classes of The James Large Cap Plus Fund and designate such classes: "Class A," "Class C" and "Class R."

     2. The relative rights and preferences of such series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of The James Advantage Funds.

     3. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                             /s/ Barry R. James
                                             ------------------------
                                             Barry R. James


                                             /s/ James F. Zid
                                             ------------------------
                                             James F. Zid


                                             /s/ Anthony P. D'Angelo
                                             ------------------------
                                             Anthony P. D'Angelo


                                             /s/ Hazel Eichelberger
                                             ------------------------
                                             Hazel Eichelberger


Dated:  August 24, 1999